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                                                                    Exhibit 10.7

                                 PROMISSORY NOTE

U.S. $75,000,000.00                                      As of November 21, 2003

            FOR VALUE RECEIVED, and at the times hereinafter specified, KS PARCEL D, LLC, a Delaware limited liability company ("Maker"), whose address is 101 Main Street, 18th Floor, Cambridge, Massachusetts 02142, hereby promises to pay to the order of THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (hereinafter referred to, together with each subsequent holder hereof, as "Holder"), at c/o AIG Global Investment Corp., 1 SunAmerica Center, 38th Floor, Century City, Los Angeles, California 90067-6022, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of SEVENTY-FIVE MILLION AND NO/100THS DOLLARS ($75,000,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

            By its execution and delivery of this promissory note (this "Note"), Maker covenants and agrees as follows:

            1. Interest Rate and Payments.

                  (a) The balance of principal outstanding from time to time under this Note shall bear interest at the rate of six and thirty-eight one-hundredths percent (6.38%) per annum (the "Original Interest Rate"), based on a three hundred sixty (360) day year composed of twelve (12) months of thirty
(30) days each; provided, however, if any audit conducted by Genzyme Corporation ("Genzyme") pursuant to Section 3.1.1 of the Genzyme Lease shall result in a reduction in the Annual Fixed Rent payable under such Genzyme Lease as of the date of this Note (a "Rent Reduction") by more than five percent (5%). then, commencing on the first day of the month following such Rent Reduction (the "Rate Change Date"), the Original Interest Rate shall be adjusted in accordance with the following formula: (i) if the Rent Reduction is greater than five percent (5%), but less than or equal to ten percent (10%), then the Original Interest Rate shall be increased by five one-hundredths percent (.05%), per annum; (ii) if the Rent Reduction is greater than ten percent (10%), but less than or equal to fifteen percent (15%), then the Original Interest Rate shall be increased by fifteen one-hundredths percent (.15%), per annum; and (iii) if the Rent Reduction is greater than fifteen percent (15%), then the Original Interest Rate shall be increased by twenty five one-hundredths percent (.25%), per annum.

                  (b) Interest only shall be payable on the date the loan evidenced by this Note (the "Loan") is funded by Holder, in advance, for the period from and including the date of funding through and including November 30, 2003.

                  (c) Commencing on January 1, 2004 and on the first day of each month thereafter through and including December 1, 2014, combined payments of principal and interest (the "Regular Monthly Payment") shall be payable, in arrears, in the amount of $500,796.03 each (such amount representing an amount sufficient to fully amortize the original principal amount of this Note over a twenty five (25) year period (the "Amortization Period"));provided, however, if the Original Interest Rate is increased due to a Rent Reduction, as provided

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in Section 1 (a), above, then the Regular Monthly Payment shall be revised and, commencing on the first day of the month following the Rate Change Date and on the first day of each month thereafter through and including December 1, 2014, combined payments of principal and interest shall be payable, in arrears, in an amount sufficient to fully amortize the outstanding principal balance of the Loan existing following the application of the monthly payment due on the Rate Change Date over the remaining Amortization Period, at the revised Original Interest Rate.

                  (d) Commencing on January 1, 2015 and on the first day of each month thereafter through and including November 1, 2018, combined payments of principal and interest shall be payable, in arrears, in an amount equal to the sum of (i) the Regular Monthly Payment, plus (ii) $125,000.00 (such $125,000.00 shall be an additional principal payment and referred to herein as the "Required Additional Payment").

                  (e) The entire outstanding principal balance, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on December 1, 2018 (the "Original Maturity Date"); provided, however, if any Rent Reduction shall result in a reduction in the Annual Fixed Rent payable under the Genzyme Lease as of the date of this Note by twenty percent (20%), or more (a "20% Rent Reduction"), then, at Holder's option, the entire outstanding principal balance, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable within ninety (90) days following demand.

            2. Holder's Extension Option; Net Operating Income.

                  (a) If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon at the Original Maturity Date, Holder shall have the right, at Holder's sole option and discretion, to extend the term of the Loan for an additional period of five (5) years (the "Extension Term"), in which case the entire outstanding principal balance of this Note, together with all accrued interest and all other sums due hereon, shall be due and payable in full on December 1, 2023. If Holder elects to extend the term of the Loan, Maker shall pay all third-party fees of Holder incurred in connection with such extension, including, but not limited to, title insurance premiums and reasonable attorneys' fees. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder.

                  (b) Should Holder elect to extend the term of the Loan as provided above, Holder shall (i) reset the interest rate borne by the then-existing principal balance of the Loan to a rate per annum (the "New Rate") equal to the greater of (A) the Original Interest Rate, or (B) Holder's (or comparable lenders', if Holder is no longer making such loans) then-prevailing interest rate for five (5) year loans secured by properties similar to the Property(hereinafter defined), as determined by Holder in its sole discretion;
(ii) re-amortize the then-existing principal balance of the Loan over the remaining portion of the Amortization Period (the "New Amortization Period");
(iii) have the right to require Maker to enter into modifications of the non-economic terms of the Loan Documents as Holder may request to reflect such extension (the "Non-Economic Modifications"); and (iv) notwithstanding any provision set forth in the Loan Documents to the contrary, have the right to require Maker to

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make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments' during the Extension Term shall be based upon the New Rate, and calculated to amortize fully the outstanding principal balance of the Loan over the New Amortization Period.

                  (c) If Holder elects to extend the term of the Loan, Holder shall advise Maker of the New Rate on or prior to the Original Maturity Date.

                  (d) In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Original Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an "Additional Payment Date"), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Original Maturity Date is January 1, then Net Operating Income for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.

                  (e) Holder shall deposit all such Net Operating Income received from Maker into an account or accounts maintained at a financial institution chosen by Holder or its servicer in its sole discretion (the "Deposit Account") and all such funds shall be invested in a manner acceptable to Holder in its sole discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.

                  (f) On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.

                  (g) As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: all Maker's right, title and interest in and to the Deposit Account; all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); all interest thereon; any certificates, instruments and securities, if any, representing the Deposit Account; all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; any monies then or at any time thereafter deposited therein; any increases, renewals, extensions, substitutions and replacements thereof; and all proceeds of the foregoing.

                  (h) From time to time, but not more frequently than monthly, Maker may request a disbursement (a "Disbursement") from the Deposit Account for capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion.

                  (i) Upon the occurrence of any Event of Default (hereinafter defined) (i) Maker shall not be entitled to any further Disbursement from the Deposit Account; and

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(ii) Holder shall be entitled to take immediate possession and control of the
Deposit Account (and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.

                  (j) All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.

                  (k) For the purposes of the foregoing:

                        (i) "Excess Funds" shall mean, on any Additional Payment
            Date, the amount of funds then existing in the Deposit Account (including any Net Operating Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;

                        (ii) "Net Operating Income" shall mean, for any
            particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);

                        (iii) "Gross Revenue" shall mean all payments and other
            revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, security deposits (unless required to be held in a segregated account), business interruption insurance proceeds, operating expense pass-through revenues and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and

                        (iv) "Operating Expenses" shall mean the sum of all
            necessary operating expenses actually paid by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents, and (b) monthly debt service payments as required under this Note.

            3. Budgets During Extension Term.

                  (a) Within fifteen (15) days following the Original Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Original Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker's projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder's reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (the "Budget") for the

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applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.

                  (b) During the Extension Term, Maker shall operate the Property in accordance with the Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating "Net Operating Income," without the prior written consent of Holder except for emergency expenditures which, in the Maker's good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.

            4. Reports During Extension Term.

                  (a) During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker's payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker's calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker's manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.

                  (b) In addition, on or before February 1 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker's reconciliation of any difference between the actual aggregate amount of the Net Operating Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker's manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.

                  (c) Holder may notify Maker within ninety (90) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder's notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an

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independent certified public accountant designated by Holder (and approved by
Maker, such approval not to be unreasonably withheld) within fifteen (15) days after such ten (10) day period; It shall be reasonable for Maker to withhold consent to Holder's designation of an accountant if using such accountant would cause a conflict of interest concern for or violation of any auditing or accounting regulations or standards by any of the direct or indirect owners of Maker under the regulations of the United States Securities Exchange Commission or any similar regulatory body in the United States or United Kingdom. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant's determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.

                  (d) Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.

            5. Prepayment.

                  (a) At any time during the term of the Loan, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment, provided that (i) Maker gives not less than thirty (30) days' prior written notice to Holder of Maker's election to prepay this Note, and (ii) Maker pays a prepayment premium to Holder equal to (A) during the first two (2) years after the date of this Note (the "First Prepayment Period"), the greater of (1) two percent (2%) of the outstanding principal amount of this Note, or (2) one hundred fifty percent (150%) of the Present Value of this Note(hereinafter defined), less the amount of principal being prepaid, calculated as of the prepayment date, and (B) at any time following the First Prepayment Period, the greater of(1) one percent (1%) of the outstanding principal amount of this Note, or (2) the Present Value of this Note, less the amount of principal being prepaid, calculated as of the prepayment date.

                  (b) Holder shall notify Maker of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment premium and all accrued interest and other sums due under this Note. Maker may not prepay the Loan on a Friday or on any day preceding a public holiday, or the equivalent for banks generally under the laws of the Commonwealth of Massachusetts.

                  (c) Except for making payments of Net Operating Income during the Extension Term as required above, and except for the application of insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Mortgage(hereinafter defined), in no event shall Maker be permitted to make any partial prepayments of this Note.

                  (d) If Holder accelerates this Note for any reason, then in addition to Maker's obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium

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that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred.

                  (e) For the purposes of the foregoing:

                        (i) The "Present Value of this Note" with respect to any
            prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note, attributed to the amount being prepaid, at the Discount Rate (hereinafter defined). If prepayment occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period;

                        (ii) The "Discount Rate" is the rate which, when
            compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually, plus twenty-five (25) basis points;

                        (iii) The "Treasury Rate" is the semi-annual yield on
            the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

                  (f) Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.

                  (g) Notwithstanding the foregoing, (i) during the three (3) month period immediately preceding the Original Maturity Date and at any time during the Extension Term, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon,(ii) no prepayment premium shall be due in connection with the application of any insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Mortgage, and (iii) no prepayment premium shall be due in connection with any Required Additional Payment.

            6. Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the Commonwealth of Massachusetts (any other day being a "Business Day"),such payment may be made on the next succeeding Business Day.

            7. Default Rate.

                  (a) The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid

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at the greater of (i) eighteen percent (18%) per annum and (ii) a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street
Journal on the first business day of each month (the "Default Rate"); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.

                  (b) If any payment under this Note is not made within five (5) days after the date such payment becomes due, interest on the outstanding principal balance of this Note shall accrue at the Default Rate from such fifth
(5th) day after such payment was due until payment is actually made.

            8. Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any monthly payment amounts due under this Note in the event any such amount is not paid within five (5) days after the date such payment becomes due.

            9. Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal.

            10. Immediately Available Funds. Payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.

            11. Security. This Note is secured by a Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date herewith granted by Maker for the benefit of the named Holder hereof (the "Mortgage") encumbering certain real property and improvements thereon commonly known as 500 Kendall Street, Cambridge, Massachusetts as more particularly described in such Mortgage (the "Property").

            12. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Mortgage.

            13. Event of Default. Each of the following events will constitute an event of default (an "Event of Default") under this Note and under the Mortgage and each other Loan Document, and any Event of Default under any Loan Document shall constitute an Event of Default hereunder and under each of the other Loan Documents:

                  (a) any failure to pay when due any sum hereunder; provided, however, that Maker shall be permitted to make one (1) payment hereunder within-five (5) days following its due date in any consecutive twelve (12) month period without such event constituting an Event of Default;

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                  (b) any failure of Maker to properly perform any obligation contained herein or in any of the other Loan Documents (other than the obligation to make payments under this Note or the other Loan Documents) and the continuance of such failure for a period of thirty (30) days following written notice thereof from Holder to Maker; provided, however, that if such failure is not curable within such thirty (30) day period, then, so long as Maker commences to cure such failure within such thirty (30) day period and is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default unless such failure remains uncured for one hundred twenty (120) days after such written notice to Maker; provided, further, that if Holder shall so elect in the exercise of its sole but good faith discretion, then after such 120 day period, and for so long as Maker is continually and diligently attempting to cure to completion, such failure shall not be an Event of Default so long as Maker provides to Holder such additional security to adequately protect Holder as is acceptable to Holder in the exercise of its sole but good faith discretion; or

                  (c) if, at any time during the Extension Term, Gross Revenue for each of any two consecutive calendar months shall be less than ninety-three percent (93%) of the amount of projected Gross Revenue for such months set forth in the applicable Budget.

            14. Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of an Event of Default described in SECTION 13(c) hereof, Holder shall have the option, in its sole discretion, to either (a) exercise any remedies available to it under the Loan Documents, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder's approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder.

            15. Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

            16. Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.

            17. Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly

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limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to Massachusetts and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder's option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.

            18. Non-Recourse; Exceptions to Non-Recourse. Nothing contained in this Note or any of the other Loan Documents shall be deemed to impair or limit Holder's rights: in foreclosure proceedings or in any ancillary proceedings brought to facilitate Holder's foreclosure on the Property or any portion thereof or to exercise any specific rights or remedies afforded Holder under any other provisions of the Loan Documents or by law or in equity, subject to the non-recourse provisions set forth below; to recover under any guarantee given in connection with the Loan; or to pursue any personal liability of Maker or any Guarantor under the Environmental Indemnity Agreement or Section 5.10 of the Mortgage. Except as expressly set forth in this Section 18, the recourse of Holder with respect to the obligations evidenced by this Note shall be solely to the Property, Chattels and Intangible Personality (as defined in the Mortgage) and any other collateral given as security for the Loan:

                  (a) Notwithstanding anything to the contrary contained in this Note or in any Loan Document, nothing shall be deemed in any way to impair, limit or prejudice the rights of Holder to collect or recover from
      Maker: (i) damages or costs (including without limitation reasonable attorneys' fees) incurred by Holder as a result of waste by Maker; (ii) any condemnation or insurance proceeds attributable to the Property which were not paid to Holder or used to restore the Property in accordance with the terms of the Mortgage; (iii) any rents, profits, advances, rebates, prepaid rents or other similar sums attributable to the Property collected by or for Maker following an Event of Default (as defined in the Mortgage) and not properly applied to the reasonable fixed and operating expenses of the Property, including payments of this Note and other sums due under the Loan Documents; (iv) any security deposits collected by or for Maker and not applied in accordance with applicable leases; (v) the amount of any accrued taxes, assessments, and/or utility charges affecting the Property (whether or not the same have been billed to Maker) that are either unpaid by Maker or advanced by Holder under the Mortgage: (vi) any sums expended by Holder in fulfilling the obligations of Maker, as

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      lessor, under any leases affecting the Property; and (vii) the amount of any loss suffered by Holder (that would otherwise be covered by insurance) as a result of Maker's failure to maintain the insurance required under the terms of any Loan Document. Notwithstanding the foregoing, Maker shall not be personally liable for (A) taxes or utility charges relating to the period after the date (the "Transfer Date") which is the earlier to occur of (1) the date the Holder takes title to the Property in connection with the foreclosure of the Mortgage, and (2) the date on which the Maker tenders to Holder a deed in lieu of foreclosure for the Property, whether or not it is accepted by Holder (provided that such deed contains no changes to the title not previously approved in writing by Holder since the Loan closing and that there are no Hazardous Substances as defined in the Environmental Indemnity Agreement unlawfully present on the Property),
      (B) any taxes accruing prior to the Transfer Date to the extent of amounts on deposit in any real estate escrow account required under the Loan Documents plus any amounts actually collected by Holder from tenants at the Property which are payable as tenants' share of real estate taxes accruing prior to the Transfer Date, or (C) any sums expended by Holder in fulfilling the obligations of Maker, as lessor, under any leases affecting the Property accruing after the Transfer Date;

                  (b) The agreement set forth in the introductory paragraph of this Section 18 to limit the personal liability of Maker shall become null and void and be of no further force and effect, and Maker and each Guarantor shall be personally liable for the obligations evidenced by this Note, in the event (i) that the Property, or any part thereof or any interest therein, or any interest in Maker, shall be further encumbered by a voluntary lien securing any obligation upon which Maker, any direct or indirect general partner, manager or managing member of Maker, any guarantor of the Loan, or any principal or affiliate of Maker shall be personally liable for repayment, either as obligor or guarantor; (ii) of any breach or violation of Section 5.4, 5.5 or 5.7 of the Mortgage; (iii) of any fraud or misrepresentation by Maker in connection with the Property, the Loan Documents or the application made by Maker for the Loan; (iv) that Maker forfeits the Property or Chattels or any portion of the Property or Chattels due to criminal activity; (v) of any attempt by Maker, any Guarantor, or any other person directly or indirectly responsible for the management of Maker or liable for repayment of Maker's obligations under the Loan (whether as maker, endorser, guarantor, surety, general partner or otherwise) to willfully and materially delay any foreclosure against the Property, Chattels and/or Intangible Personalty or any other exercise by Holder of its remedies under the Loan Documents, which attempts shall include, without limitation, (A) any claim that any Loan Document is invalid or unenforceable to an extent that would preclude any such foreclosure or other exercise of remedies, (B) Maker filing a petition In bankruptcy, Maker failing to oppose in good faith the entry of an order for relief pursuant to any involuntary bankruptcy petition filed against it or Maker seeking any reorganization, liquidation, dissolution or similar relief under the bankruptcy laws of the United Slates or under any other similar federal, state or other statute relating to relief from indebtedness, or (C) the appointment of a receiver, trustee or liquidator with respect to Maker or the Property or any part thereof; (vi) of any amendment, modification or voluntary termination of the Genzyme Lease (as such term is defined in the Mortgage) or of any execution or subsequent amendment, modification or termination of any lease for any space currently demised under the Genzyme Lease in excess of 25,000 square feet, without the prior written consent of Holder; (vii) of any modification without Holder's prior written consent, or the termination for any reason, of the Parking Lease (as defined in the Mortgage); or (viii) of a 20% Rent Reduction. For purposes of the foregoing, "affiliate" shall mean any individual, corporation, trust, partnership or any other person or entity controlled by, controlling or under common control with Maker. A person or entity of any nature shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another person or entity, whether through ownership of voting securities, by contract, or otherwise.

            19. Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

            20. Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

            21. Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

            22. Time of Essence. Time is of the essence with respect to Maker's obligations under this Note.

            23. Remedies Cumulative. The remedies provided to Holder in this Note, the Mortgage and the other Loan Documents are cumulative and concurrent and may be exercised singly, successively or together against Maker, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Holder.

            24. No Waiver. Holder shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.

            25. Joint and Several Obligation. If Maker is more than one person or entity, then (a) all persons or entities comprising Maker are jointly and severally liable for all of the Maker's obligations hereunder; (b) all representations, warranties, and covenants made by Maker shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default, or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker.

            26. WAIVER OF JURY TRIAL. MAKER AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGE, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

            27. WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT PREMIUM, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, THEN, EXCEPT AS OTHERWISE SET FORTH IN THIS NOTE OR THE OTHER LOAN DOCUMENTS, MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM PROVIDED FOR IN THIS NOTE. MAKER HEREBY DECLARES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note under seal as of the date first above written.

                                 MAKER:

                                 KS PARCEL D, LLC, a Delaware limited liability company

                                 By: Kendall Square, LLC, a Delaware limited
                                     liability company, its manager

                                     By: Lyme Properties LLC, a New Hampshire
                                         limited liability company, its manager

                                         By: /s/ David E. Clem
                                             -----------------------------------
                                         Name: David E. Clem
                                         Title: Manager